Exhibit 5.1
Reliance Steel & Aluminum Co.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071
April 11, 2006
Reliance Steel & Aluminum Co.
350 S. Grand Avenue
51st Floor
Los Angeles, CA 90071
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     I am the Vice President and General Counsel of Reliance Steel & Aluminum Co. and have acted as counsel to Reliance Steel &Aluminum Co. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), of a Registration Statement on Form S-8 (File No. 333-___) (the “Registration Statement”) relating to the issuance of up to 64,501 shares of the Company’s common stock (“Securities”) to the Earle M. Jorgensen Retirement Savings Plan.
     In so acting, I have examined and relied upon the original or copies, certified or otherwise identified to my satisfaction, of such corporate records, documents, certificate, and other instruments, and such factual information otherwise supplied to me by the Company as in my judgment are necessary or appropriate to enable us to render the opinion expressed below.
     On the basis of and subject to the forgoing, I am of the opinion that the Securities, when sold pursuant to the Registration Statement and Prospectus contained therein will, under the laws of the State of California, be duly and validly issued, fully paid, and non-assessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such opinion, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

Kay Rustand
Vice President and General Counsel